                                  METROCALL(R)
                           AMERICA'S WIRELESS NETWORK


FOR IMMEDIATE RELEASE:

March 15, 2001

         Metrocall Media Contact:           Metrocall Analyst Contact:
         Timothy J. Dietz                   Mark J. Skelton
         Corporate Communications           Investor Relations
         (703) 660-6677x6231                (703) 660-6677x6260
         DIETZT@METROCALL.COM               SKELTONM@METROCALL.COM


                   METROCALL ANNOUNCES FOURTH QUARTER RESULTS
                      IMPLEMENTS RESTRUCTURING EFFORTS AND
                    INITIATIVES TO ADDRESS LIQUIDITY CONCERNS


        Alexandria, Virginia, March 15, 2001 - Metrocall, Inc. (NASDAQ SmallCap:
MCLLC), a nationwide provider of advanced two-way interactive messaging service, announced results for the fourth quarter of 2000. Although the results for the fourth quarter, as described in further detail below, evidenced some positive aspects, the negative effects of competition in the wireless industry continued to cause erosion in the revenues received from traditional one-way paging customers throughout the fourth quarter and into the first quarter of 2001. This revenue erosion will more than likely inhibit the company's ability to grow its first quarter 2001 operating cashflow to the level currently required to maintain compliance with the financial covenants in its revolving credit facility. As a result, absent a waiver from Metrocall's existing senior secured lenders, the company will not have the ability to further access its revolver and will not have sufficient cash for operations and debt service. Additionally, without a bank waiver and access to additional capital, Metrocall expects to receive a going concern modification to its unqualified audit opinion from Arthur Andersen in Metrocall's, soon to be filed, 10-K for the fiscal year ending December 31, 2000.

        As a result of the above, Metrocall's Board of Directors has determined that in order to maximize value to all of Metrocall's stakeholders while at the same time preserving cash necessary for continued generation of the company's positive operating cashflow, it will be necessary to defer the payment of interest due on March 15, 2001 to holders of its 11% senior subordinated notes due 2008 as well as interest due on April 1, 2001 to holders of Metrocall's 10 3/8% senior subordinated notes due 2007. The aggregate of the semi-annual interest payments due on these notes is approximately $19.5 million. Metrocall's Board of Directors has determined that deferral of these payments is necessary and prudent at this time to address the company's liquidity.

        With respect to this decision, William L. Collins III, Chairman, President and Chief Executive Officer of Metrocall, stated "Metrocall regrets having to make this decision but remains hopeful that the long term effect of these decisions will increase the company's value and benefit all interested parties, including bondholders. Metrocall remains committed to maximizing value and resolving its intermediate liquidity issues. Metrocall placed the largest number of advanced messaging units into service in the fourth quarter compared to any of its competitors and during this restructuring process, and Metrocall will seek to continue to grow its revenue from its two-way messaging business in order to


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maximize value. Metrocall is also proud of the fact that we have been able to retain and grow more traditional one-way subscribers than our competitors and the revenue erosion we have sustained in our traditional business has been much lower relative to that of our direct competitors." Metrocall has engaged Lazard Freres to advise it with respect to evaluating strategic and financial options, including a strategic business combination and potential balance sheet restructuring. Metrocall has also engaged Banc of America Securities, LLC and Wit Soundview to advise it as to specific strategic M & A transactions. In addition, Metrocall's Board has formed a subcommittee to work directly with Lazard Freres and the company's other professionals in these endeavors.

        Total revenues for the fourth quarter were $141.7 million and net revenues were $128.4 million. EBITDA (earnings before interest, taxes, depreciation and amortization) was $32.6 million for the quarter, an increase of $2.5 million or 8.3% over the third quarter results. Ending subscriber units were 6,254,373 representing net additions of 120,632. Advanced messaging units increased by 63,005 units to 112,526 and traditional paging units increased by 57,627 to 6,141,847.

        Additional detail on Metrocall's fourth quarter and full-year 2000 results is contained later in this release.

        As of December 31, 2000 and currently Metrocall has $133.0 million outstanding under its $200.0 million secured credit facility. Metrocall expects EBITDA in 2001 to be adequate to pay interest on its bank debt and fund capital expenditures. Metrocall presently has approximately $626.0 million aggregate principal amount outstanding of senior subordinated notes. These outstandings include Metrocall's 11% senior subordinated notes due 2008, 10 3/8% senior subordinated notes due 2007, 11 7/8% senior subordinated notes due 2005, and 9 3/4% senior subordinated notes due 2007. Metrocall does not anticipate at this juncture that EBITDA in 2001 will be sufficient to satisfy the entire interest expense associated with these senior subordinated notes absent accomplishing a financial restructuring. There is a 30 day grace period with respect to the interest payments due under the applicable series during which the notes may not be accelerated until the expiration of this grace period. Metrocall will seek to promptly commence discussions with its banks and bondholders about potential restructuring alternatives.

        Metrocall, along with Lazard Freres and Metrocall's other professionals anticipates that the proactive position that it has taken to address these concerns provides the best course for an expeditious resolution. Metrocall can make no assurances that the company's liquidity concerns will be successfully resolved, including whether or not such events may take place under a plan of reorganization in bankruptcy.




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                         SUMMARY OF 4TH QUARTER RESULTS

        Metrocall's service, rent, and maintenance revenues from its advanced messaging operations increased to $4.5 million for the quarter from $2.1 million in the third quarter, due to the placement of 63,005 net additions for the quarter. Service, rent, and maintenance revenues from Metrocall's traditional operations decreased to approximately $119.6 million for the quarter ended December 31, 2000 from $123.2 million in the third quarter as net internal growth was geared heavily towards the company's indirect distribution channels such as resellers. Metrocall's net revenue, including margin on product sales decreased by $4 million to $128.4 million in the fourth quarter from $132.4 million in the third quarter.

        Metrocall's EBITDA or operating cash flow for the quarter was $32.6 million an increase of $2.5 million from the quarter ended September 30, 2000. This increase was attributable to decreases in service, rent, and maintenance and general and administrative operating expenses. Capital expenditures during the quarter were approximately $28.7 million comprised of $8.8 million in property, plant and computer related equipment and $19.9 million for subscriber equipment.

        During the fourth quarter, net borrowings under Metrocall's credit facility increased by $28.0 million. At December 31, 2000, Metrocall had $133.0 million outstanding under its $200.0 million credit facility and approximately $626.0 million aggregate principal amount of senior subordinated notes. Total debt was approximately $761.9 million, which included capital leases. Cash balances were $26.6 million.

        Although Metrocall was in compliance with the financial covenants of its credit facility at December 31, 2000, Metrocall is currently unable to borrow any of the $67.0 million undrawn amount remaining under its credit facility because its total leverage (defined as net debt divided by annualized operating cash flow) exceeded 5.5:1.0 on January 1, 2001.

        During 2000, Metrocall's operations generated approximately $128.7 million of EBITDA. In addition, it incurred $84.2 million in interest costs and $111.8 million in capital expenditures. Its free cash flow position was a negative $67.2 million, which was funded principally from sale of equity ($51 million) and borrowings under its credit facility.

        Further details with respect to Metrocall's fourth quarter and full year performance will be available in the company's 10-K to be filed on or about March 30, 2001.

ABOUT METROCALL, INC

        Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest wireless data and messaging companies in the United States providing both products and services to more than six million business and individual subscribers. Metrocall was founded in 1965, became a publicly traded company in 1993 and currently employs approximately 3,500 professional's coast to coast. The Company offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on many nationwide, regional and local networks, including a new Two-Way Interactive Network (TWIN), and can supply a wide variety of customizable Internet-based information content services. Also, Metrocall offers totally integrated resource management systems and communications solutions for business and campus environments. Metrocall's wireless networks operate in the top 1,000


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markets all across the nation and the Company has offices and retail locations in more than forty states. Metrocall is the largest equity-owner of Inciscent, an independent business-to-business enterprise, that is a national full-service "wired-to-wireless" Application Service Provider (ASP). For more information on Metrocall please visit our Web site and On-line store at www.metrocall.com.


        This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address its current liquidity situation. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. These include (1) failure to pay subordinated debt interest when due, as well as the "going concern" modification to the audit opinion, (A) may constitute a default under Metrocall's senior bank loan and other obligations, and (B) may have an adverse impact on other aspects of Metrocall's business, including relations with customers, suppliers and employees; (2) there is no assurance that Metrocall's banks will agree to waive any defaults, modify applicable covenants, or otherwise forbear from exercising their remedies as secured lenders as a result of covenant breaches or other defaults by Metrocall;
(3) there is no assurance that Metrocall will be able to successfully restructure its subordinated debt, either in conjunction with a strategic transaction or on a standalone basis; (4) Metrocall's operations can be adversely affected if revenues from one-way paging decline more than expected and/or revenues from two-way messaging do not increase as quickly as anticipated; and (5) Metrocall could be required to file for protection from creditors under the Bankruptcy Code, either as part of a restructuring plan or otherwise, or creditors could seek to commence an involuntary bankruptcy proceeding against Metrocall.

        Please refer to Metrocall's Quarterly Report on Form 10-Q, for the quarter ended September 30, 2000, as well as its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.






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                         METROCALL, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
        (DOLLARS IN THOUSANDS, EXCEPT PAGER, SHARE AND PER SHARE AMOUNTS)


                                                             ------------------------------      ------------------------------
                                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                      DECEMBER 31,                        DECEMBER 31,
                                                                 2000             1999               2000             1999
                                                             -------------    -------------      -------------    -------------
 REVENUES
       Service, rent and maintenance revenues                  $  124,095       $  132,696         $  504,800       $  548,700
       Product sales                                               17,652           15,078             57,183           61,487
                                                             -------------    -------------      -------------    -------------
                                                                  141,747          147,774            561,983          610,187
       Net book value of products sold                           (13,298)         (10,582)           (37,509)         (39,071)
                                                             -------------    -------------      -------------    -------------
                                                                 128,449          137,192            524,474          571,116
                                                             -------------    -------------      -------------    -------------

 OPERATING EXPENSES
       Service, rent and maintenance                               26,713           23,794            120,312          146,961
       Selling and marketing                                       26,379           24,152            103,413           97,051
       General and administrative                                  42,780           47,761            172,017          170,591
       Depreciation                                                36,655           25,369            124,515           96,985
       Amortization                                                18,198           52,324            175,803          210,359
                                                             -------------    -------------      -------------    -------------
                                                                  150,725          173,400            696,060          721,947
                                                             -------------    -------------      -------------    -------------
              Loss from operations                               (22,276)         (36,208)          (171,586)        (150,831)


 INTEREST EXPENSE                                                (20,752)         (21,622)           (84,169)         (85,115)
 INTEREST AND OTHER (EXPENSE) INCOME                              (3,130)               98            (2,450)              407
                                                             -------------    -------------      -------------    -------------
 LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT AND
  EXTRAORDINARY ITEM                                             (46,158)         (57,732)          (258,205)        (235,539)
 INCOME TAX (EXPENSE) BENEFIT                                    (25,802)           15,800             20,775           63,055
                                                             -------------    -------------      -------------    -------------
 LOSS BEFORE EXTRAORDINARY ITEM                                  (71,960)         (41,932)          (237,430)        (172,484)

 EXTRAORDINARY ITEM (NET OF INCOME TAX)                            3,227                -             22,876                -
                                                             -------------    -------------      -------------    -------------
              Net loss                                           (68,733)         (41,932)          (214,554)        (172,484)
 PREFERRED DIVIDENDS                                              (2,402)          (4,260)            (9,816)         (16,462)
 INDUCEMENT ON EXCHANGE OF PREFERRED STOCK                              -                -            (6,308)                -
 GAIN ON REPURCHASE OF PREFERRED STOCK                                  -                -                  -            2,208
                                                             -------------    -------------      -------------    -------------
              Loss attributable to common stockholders        $  (71,135)      $  (46,192)        $ (230,678)      $ (186,738)
                                                             =============    =============      =============    =============

 BASIC AND DILUTED LOSS PER SHARE
   ATTRIBUTABLE TO COMMON STOCKHOLDERS
       Loss per share before extraordinary item
         attributable to common stockholders                  $    (0.84)      $    (1.10)        $    (3.30)      $    (4.47)
       Extraordinary item, net of income tax benefit                 0.04                -               0.30                -
                                                             -------------    -------------      -------------    -------------
              Basic and diluted loss per share
                attributable to common stockholders           $    (0.80)      $    (1.10)        $    (3.00)      $    (4.47)
                                                             =============    =============      =============    =============
 Weighted-average number of common shares outstanding          88,765,551       41,889,019         76,984,096       41,773,789

 OTHER DATA:
       Net Revenues                                            $  128,449       $  137,192         $  524,474       $  571,116
       EBITDA                                                  $   32,577       $   41,485         $  128,732       $  156,512
       EBITDA margin on net revenues                                25.4%            30.2%              24.5%            27.4%
       Pagers in service (end of
      period)                                                   6,254,373        5,927,939          6,254,373        5,927,939
       ARPU                                                     $    6.68        $    7.49          $    6.92        $    7.86